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EXHIBIT 99.1

NEORX CORPORATION

2004 INCENTIVE COMPENSATION PLAN

SECTION 1. PURPOSE

        The purpose of the NeoRx Corporation 2004 Incentive Compensation Plan (this "Plan") is to provide a means whereby selected employees, officers, directors, agents, consultants, advisors and independent contractors of NeoRx Corporation (the "Company") or of any Related Corporation, may be granted Incentive Stock Options, Nonqualified Stock Options, Restricted Stock or Stock Units, in order to attract and retain the services or advice of such employees, officers, directors, agents, consultants, advisors and independent contractors and to provide added incentive to such persons by encouraging stock ownership in the Company.

SECTION 2. DEFINITIONS

        Certain terms used in this Plan have the meanings set forth in Appendix I.

SECTION 3. ELIGIBIlITY

        Incentive Stock Options may be granted only to an individual who, at the time the Option is granted, is an employee of the Employer. Nonqualified Stock Options, Restricted Stock or Stock Units may be granted to any employee, officer, director, agent, consultant, advisor or independent contractor of the Employer; provided, however, that such agent, consultant, advisor or independent contractor render bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.

SECTION 4. AWARDS

4.1    Form, Grant and Settlement of Awards

        The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Awards may be granted singly or in combination. Any Award settlement may be subject to such conditions, restrictions and contingencies, as the Plan Administrator shall determine.

4.2    Deferrals

        The Plan Administrator may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Plan Administrator, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred share unit equivalents.

SECTION 5. STOCK SUBJECT TO THIS PLAN

5.1    Authorized Number of Shares

        Subject to adjustment from time to time as provided in Section 10.1, a maximum of three million (3,000,000) shares of Common Stock shall be available for issuance under the Plan. Shares of Common Stock issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

5.2    Limitations

        Subject to adjustment as provided in Section 10.1, no Participant shall be eligible to receive in any one calendar year Awards relating to more than five hundred thousand (500,000) shares of Common

Stock except in the calendar year the Participant is first employed by or performs services for the Employer. In such calendar year when the Participant is first employed by or performs services for the Employer, such Participant shall be eligible to receive Awards relating to no more than eight hundred thousand (800,000) shares of Common Stock, subject to adjustment as provided in Section 10.1. The maximum number of shares of Common Stock that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 5.1, subject to adjustment as provided in Section 10.1.

5.3    Share Usage

        Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares of Common Stock hereunder or if shares of Common Stock are issued under this Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares of Common Stock subject to such Awards and the forfeited or reacquired shares of Common Stock shall again be available for issuance under the Plan. Any shares of Common Stock not issued because they were (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the exercise of an Option, purchase price of an Award or to satisfy tax withholding obligations in connection with an Award or (ii) covered by an Award that is settled in cash or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued to a Participant shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock or Stock Units. Notwithstanding the foregoing, any such shares of Common Stock shall be counted in accordance with the requirements of Section 162(m) of the Code.

        Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares of Common Stock authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Plan Administrator, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or non-employee directors of the Employer prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is contemplated is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

SECTION 6. PLAN TERMS AND CONDITIONS OF OPTIONS

        The Plan Administrator may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options granted under this Plan shall be evidenced by written (including electronic) agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, Options shall include or incorporate by reference the following terms and conditions:

6.1    Option Exercise Price

        The Exercise Price for a share of Common Stock under an Option shall not be less than 100% of the fair market value of a share of Common Stock for the grant date, except in the case of Substitute Awards. With respect to Incentive Stock Options granted to a Ten Percent Shareholder, the Exercise Price shall be as required by Section 7.3.

6.2    Term and Vesting

        Subject to the restrictions contained in Section 7 with respect to granting Incentive Stock Options to Ten Percent Shareholders, the term of each Option shall be as established by the Plan Administrator and, if not so established, shall be 10 years. To ensure that the Employer will achieve the purpose and receive the benefits contemplated in this Plan, any Option granted to any Participant hereunder shall, unless the condition of this sentence is waived or modified in the agreement evidencing the Option or by resolution adopted at any time by the Plan Administrator, be exercisable as follows:

  •
  Option grants for existing employees with at least one year of service and existing employees receiving promotions become exercisable in monthly increments over a four-year period from the grant date.

  •
  Option grants for new employees with less than one year of service become exercisable at a rate of 25% one-year after the date of grant and thereafter in equal monthly amounts over the next three years.

        Unless the Plan Administrator (or the Company's Chief Executive Officer in the case of Participants who are not subject to Section 16 under the Exchange Act) determines otherwise, the vesting schedule of an Option shall be adjusted proportionately to the extent an Participant's hours of employment or service are reduced after the date of grant.

6.3    Exercise

        Subject to the vesting schedule described in Section 6.2, each Option may be exercised in whole or in part at any time and from time to time; provided, however, that an Option may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator. Only whole shares will be issued pursuant to the exercise of any Option. To the extent an Option has vested and become exercisable, the Option may be exercised by delivery to the Company of a properly executed stock Option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares of Common Stock with respect to which the Option is being exercised, the restrictions imposed on the shares of Common Stock purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, together with payment of the exercise price.

6.4    Payment of Exercise Price

        Payment of the Option exercise price shall be made in full at the time the notice of exercise of the Option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

        The Plan Administrator can determine at any time before exercise that additional forms of payment will be permitted. Unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, and to the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an Option may be exercised by a combination of cash and/or check and one or more of the following alternative forms:

  (a)
  tendering (either actually or by attestation) shares of Common Stock already owned by the Participant for at least six months (or any other period necessary to avoid adverse accounting consequences) having a fair market value equal to the aggregate exercise price of the shares of Common Stock being purchased under the Option;

  (b)
  delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of proceeds to pay the Option exercise price and withholding tax obligations that may arise in connection with the exercise; or

  (c)
  such other consideration as the Plan Administrator may permit.

6.5    Termination of Relationship

        The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

  (a)
  Any portion of an Option that is not vested and exercisable on the date of a Participant's Termination of Service shall expire on such date.

  (b)
  Any portion of an Option that is vested and exercisable on the date of a Participant's Termination of Service shall expire on the earliest to occur of:

  (i)
  if the Participant's Termination of Service occurs for reasons other than Cause, Retirement, Total Disability or death, the date that is three months after the date of such Termination of Service;

  (ii)
  if the Participant's Termination of Service occurs by reason of Total Disability or death, the date that is one year after the date of such Termination of Service;

  (iii)
  if the Participant's Termination of Service occurs by reason of Retirement, the date that is two years after the date of such Termination of Service; and

  (iv)
  Option Expiration Date.

        Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of the Option Expiration Date and the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

        Also notwithstanding the foregoing, in case a Participant's Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire as of the first discovery by the

Company of any reason for termination for Cause, unless the Plan Administrator determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant's Termination of Service, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

        If, however, in the case of an Incentive Stock Option, the Participant does not exercise the Participant's Option within periods set forth in Section 7.5, the Option will no longer qualify as an Incentive Stock Option under the Code.

        Any change of relationship with the Company shall not constitute a termination of the Participant's relationship with the Employer for purposes of this Section 6.5 so long as the Participant continues to be an employee, officer, director or, pursuant to a written agreement with the Employer (unless the Plan Administrator (or the Company's Chief Executive Officer in the case of Participants who are not subject to Section 16 under the Exchange Act) determines a written agreement is not necessary with respect to such individual), an agent, consultant, advisor or independent contractor of the Employer. The Plan Administrator, in its absolute discretion, may determine all questions of whether particular leaves of absence constitute a termination of services; provided, however, that with respect to Incentive Stock Options, such determination shall be subject to any requirements contained in the Code. The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Participant's reemployment rights are guaranteed by statute or by contract.

SECTION 7. INCENTIVE STOCK OPTION LIMITATIONS

        Notwithstanding any other provisions of the Plan, to the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

7.1    Dollar Limitation

        To the extent the aggregate fair market value (determined as of the grant date) of Common Stock with respect to which a Participant's Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

7.2    Eligible Employees

        Individuals who are not employees of the Company or a Related Corporation may not be granted Incentive Stock Options.

7.3    Exercise Price

        The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the grant date, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not be less than 110% of the fair market value of the Common Stock on the grant date.

7.4    Option Term

        Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not exceed five years.

7.5    Exercisability

        An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the date of a Participant's Termination of Service if termination was for reasons other than death or Disability, (b) more than one year after the date of a Participant's Termination of Service if termination was by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant's reemployment rights are guaranteed by statute or contract.

7.6    Holding Periods and Taxation of Incentive Stock Options

        In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the date of grant of the Option and one year after the date of exercise. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

7.7    Compliance With Laws and Regulations

        In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

SECTION 8. RESTRICTED STOCK AND STOCK UNITS

8.1    Grant of Restricted Stock and Stock Units

        The Plan Administrator may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Employer or the achievement of any performance criteria, as the Plan Administrator shall determine in its sole discretion), which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

8.2    Issuance of Shares; Settlement of Awards

        Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant's release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Plan Administrator, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in a combination of cash and shares of Common Stock as the Plan Administrator shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

8.3    Dividends and Distributions

        Participants holding shares of Restricted Stock or Stock Units may, if the Plan Administrator so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Plan Administrator in its sole discretion. The Plan Administrator may apply any restrictions to the dividends or dividend equivalents that the Plan Administrator deems appropriate. The Plan Administrator, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

8.4    Waiver of Restrictions

        Notwithstanding any other provisions of the Plan, the Plan Administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

SECTION 9. ADMINISTRATION

        This Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider, in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of this Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act, the provisions regarding (a) "outside directors," as contemplated by Section 162(m) of the Code, and (b) "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering this Plan with respect to designated classes of eligible participants to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards, within limits specifically prescribed by the Board.

9.1    Procedures

        The Board shall designate one of the members of the Plan Administrator as chairman. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

9.2    Responsibilities

        Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the Awards under this Plan, including selection of the individuals to be granted Awards, the determination of the type of Award, the number of shares of Common Stock subject to an Award, and all terms, conditions, restrictions and limitations, if any, of the Awards. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any Award issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to Incentive Stock Options correspond to the requirements of Section 422 of the Code, the regulations thereunder and any amendments thereto.

SECTION 10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

10.1    Adjustment of Shares

        The aggregate number and class of shares for which Awards may be granted under this Plan, the maximum annual Award grant set forth in Section 5.2, the number and class of shares of Common Stock covered by each outstanding Award and the exercise price per share of each outstanding Option (but not the total price), and each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

10.2    Effect of Certain Corporate Transactions

        Upon a Corporate Transaction, the exercisability of each Option outstanding under this Plan shall be automatically accelerated so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock purchasable under such Option and may be exercised for all or any portion of such shares. To the extent such Option is not exercised, it shall terminate, except that in the event of a Corporate Transaction in which shareholders of the Company receive capital stock of another corporation in exchange for their shares of Common Stock such unexercised Option shall be assumed or an equivalent Option shall be substituted be such successor corporation or a parent or subsidiary of such successor corporation. Any such assumed or equivalent Option shall be fully exercisable with respect to the total number of shares purchasable under such Option.

        Notwithstanding the foregoing, upon a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger, a mere reincorporation or the creation of a holding company, each Option outstanding under this Plan shall be assumed or an equivalent Option shall be substituted by the successor corporation or a parent or subsidiary of such corporation, and the vesting schedule set forth in the instrument evidencing the Option shall continue to apply to such assumed or equivalent Option.

        The Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized actions may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

        Without limitation on the foregoing, the Plan Administrator may, but shall not be obligated to, make provision in connection with a Corporate Transaction for a cash payment to each holder of Awards in consideration for the cancellation of such Awards which may equal the excess, if any, of the value of the consideration to be paid in the transaction to holders of the same number of shares of Common Stock subject to such Awards (or if no consideration is paid in any such transaction, the fair market value of shares of Common Stock subject to such Awards) over the aggregate Option exercise price, if any, of such Awards.

10.3    Fractional Shares

        In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

10.4    Determination of Board to Be Final

        All adjustments under this Section 10 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless Participant agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 424(h) and so as not to cause his or her Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Code Section 422(b).

10.5    Limitations

        The grant of Awards shall in no way affect the Company's rights to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 11. WITHHOLDING

        The Employer may require the Participant to pay to the Employer the amount of (a) any taxes that the Employer is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award ("tax withholding obligations") and (b) any amounts due from the Participant to the Employer ("other obligations"). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations are satisfied. The Employer shall have the right to withhold from any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Employer to the Participant an amount equal to such taxes.

        The Plan Administrator may permit or require a Participant to satisfy all or part of the Participant's tax withholding obligations and other obligations by (a) paying cash to the Empoyer, (b) having the Employer withhold an amount from any cash amounts otherwise due or to become due from the Employer to the Participant, (c) having the Employer withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a fair market value equal to tax withholding obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations. The value of the shares of Common Stock so withheld may not exceed the employer's minimum required tax withholding obligation, and the value of the shares of Common Stock so tendered may not exceed such obligation to the extent the Participant has owned the tendered shares for less than six months if such limitation is necessary to avoid adverse accounting treatment to the Company.

SECTION 12. ASSIGNABILITY

        No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings othewise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant's death. During the Participant's lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit a

Participant to assign or transfer an Award, subject to the restrictions of Section 422 of the Code with respect to Incentive Stock Options intended to remain Incentive Stock Options; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

SECTION 13. LAW REQUIREMENTS AND SECURITIES REGULATION

        The granting of Awards and the issuance of shares of Common Stock under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares shall not be issued with respect to an Award granted under this Plan unless the grant and exercise of such Award and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability, if applicable, of an exemption from registration for the issuance and sale of any shares hereunder.

SECTION 14. AMENDMENT AND TERMINATION

14.1    Board Action

        The Board may at any time suspend, amend or terminate this Plan or any portion of this Plan, provided that, to the extent required for compliance with Section 422 of the Code or by any applicable law, regulation, or stock exchange rule, the Company's shareholders must approve any amendment of this Plan. Such shareholder approval must be obtained within 12 months of the adoption by the Board of such amendment.

        Any amendment made to this Plan since its original adoption which would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not be applicable to such outstanding Incentive Stock Options, but shall have prospective effect only, unless the Participant agrees otherwise.

14.2    Automatic Termination

        Unless sooner terminated by the Board, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No Award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Participant, impair or diminish any rights or obligations under any Award theretofore granted under this Plan.

14.3    Modification and Amendment of Award

        Subject to the requirements of Code Section 422 with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding Awards granted under this Plan. The modification or amendment of an outstanding Award shall not, without the consent of the Participant, materially adversely affect any of his or her rights or any of the obligations of the Company under such Award. Except as otherwise provided in this Plan, no outstanding Award shall be terminated without the consent of the Participant.

SECTION 15. GENERAL

15.1    Participants in Foreign Countries

        The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Employer may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign law and to meet the objectives of the Plan.

15.2    No Individual Rights

        No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan. Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate a Participant's employment or other relationship at any time, with or without cause.

15.3    No Rights as a Stockholder

        Unless otherwise provided by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares of Common Stock that are the subject of such Award.

15.4    Issuance of Shares

        Notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under this Plan or make any other distribution of benefits under this Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

        The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made.

        As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant's own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

        To the extent this Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.5    Indemnification

        Each person who is or shall have been a member of the Board, the Plan Administrator, a committee appointed by the Board or Plan Administrator, or an officer of the Company to whom authority was delegated in accordance with Section 9 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf, unless such loss, cost, liability or expense is a result of such person's own willful misconduct or except as expressly provided by statute.

        The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

15.6    No Trust or Fund

        The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.7    Severability

        If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Option shall remain in full force and effect.

15.8    Choice of Law

        The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

SECTION 16. EFFECTIVENESS OF THIS PLAN

        This Plan shall become effective upon adoption by the Board so long as it is approved by the Company's shareholders at any time within 12 months of the adoption of this Plan.

APPENDIX I

        "Acquired Entity" means any entity acquired by the Company or a Related Corporation or with which the Company or a Related Corporation merges or combines.

        "Award" means an Option, Restricted Stock or Stock Unit.

        "Board" means the Board of Directors of the Company.

        "Cause" shall mean fraud, conduct prohibited by law (except minor violations), misconduct, dishonesty or unauthorized use or disclosure of confidential information, in each case as determined by the Plan Administrator. The Plan Administrator's determination shall be conclusive and binding.

        "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

        "Common Stock" means the Company's class of capital stock designed as common stock, or, in the event that the outstanding shares of Common Stock are after the date this Plan is approved by the shareholders of the Company, recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

        "Corporate Transaction" means a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

        "Disability" means disability as defined in Section 22(e)(3) of the Code or any successor provision thereto.

        "Employer" means individually or collectively the Company or Related Corporations.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exercise Price" means the price per share at which an Option is exercisable.

        "Incentive Stock Option" means an Option granted with the intention that it qualifies as an "incentive stock option" as that term is defined in Section 422 of the Code or any successor provision thereto.

        "Nonqualified Stock Option" means an Option other than an Incentive Stock Option.

        "Option" means the right to purchase Common Stock granted under Section 6.

        "Option Expiration Date" means the last day of the maximum term of the Option.

        "Participant" means the person to whom an Award is granted.

        "Plan" means the NeoRx Corporation 2004 Incentive Compensation Plan.

        "Plan Administrator" means the administrator of the Plan as set forth in Section 9.

        "Related Corporation" means (a) when referring to a subsidiary corporation, any corporation (other than the Company) in, at the time of the granting of the Option, an unbroken chain of corporations ending with the Company, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Company is owned by one of the other corporations in such chain, and (b) when referring to a parent corporation, any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        "Restricted Stock" means an Award of shares of Common Stock granted under Section 8, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

        "Retirement" means, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan or set forth in the Award agreement, retirement as an employee from the Employer on or after age 65.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Stock Unit" means an Award granted under Section 8 denominated in units of Common Stock.

        "Substitute Awards" means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Employer or with which the Employer combines.

        "Ten Percent Shareholder" means an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

        "Termination of Service" means a termination of employment or service relationship with the Employer for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Plan Administrator, whose determination shall be conclusive and binding. Transfer of a Participant's employment or service relationship between the Company and any Related Corporation shall not be considered a Termination of Service for purposes of an Award. Unless the Plan Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Participant's employment or service relationship is with an entity that has ceased to be a Related Corporation.

        "Total Disability" means unless otherwise defined by the Plan Administrator or set forth in the Award agreement, a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total Disability shall be deemed to have occurred on the first day after the Company has furnished its opinion of Total Disability to the Plan Administrator.

QuickLinks

  EXHIBIT 99.1
SECTION 1. PURPOSE
SECTION 2. DEFINITIONS
SECTION 3. ELIGIBIlITY
SECTION 4. AWARDS
SECTION 5. STOCK SUBJECT TO THIS PLAN
SECTION 6. PLAN TERMS AND CONDITIONS OF OPTIONS
SECTION 7. INCENTIVE STOCK OPTION LIMITATIONS
SECTION 8. RESTRICTED STOCK AND STOCK UNITS
SECTION 9. ADMINISTRATION
SECTION 10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
SECTION 11. WITHHOLDING
SECTION 12. ASSIGNABILITY
SECTION 13. LAW REQUIREMENTS AND SECURITIES REGULATION
SECTION 14. AMENDMENT AND TERMINATION
SECTION 15. GENERAL
SECTION 16. EFFECTIVENESS OF THIS PLAN
APPENDIX I